Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2017 Financial Results

– Announces Acquisition of Hawaii Franchised Operations –

– Board Authorizes New $60 Million Share Repurchase Program and Declares $0.09 Per Share Quarterly Dividend –

WINTER PARK, Fla.—(BUSINESS WIRE)—November 3, 2017—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today reported unaudited financial results for its third quarter ended September 24, 2017.

Highlights for the third quarter of 2017 were as follows:

•

The Company reported net income of $1.7 million, or $0.05 per diluted share in the third quarter of 2017, compared to net income of $3.6 million, or $0.11 per diluted share, in the third quarter of 2016.

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Income from continuing operations in the third quarter of 2017 was $1.8 million, or $0.06 per diluted share, compared to income from continuing operations of $3.5 million, or $0.11 per diluted share, in the third quarter of 2016.

-	Net income in the third quarter of 2016 included a $335 thousand benefit related to the settlement of disputed rent charges from 2006 through 2015 for a leased Company restaurant.
-

Excluding the previously noted benefit and results from discontinued operations, non-GAAP diluted earnings per common share were $0.06 in the third quarter of 2017, compared to $0.10 in the third quarter of 2016. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

•	The Company repurchased approximately 319 thousand shares of common stock under its current share repurchase program.

Michael P. O'Donnell, Chairman and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “Our third quarter results reflect the impact of Hurricanes Harvey, Irma and Maria along with a return of double digit beef inflation.  With approximately 20% of our restaurants affected by these storms, the impact for us was significant.  I am proud of the way our teams handled these external challenges and am pleased to report that traffic trends are positive so far in the fourth quarter and are driving sales, which are now running up in the low to mid-single digit range.”

O’Donnell added, “Today’s announcement of the acquisition of our six Hawaiian franchise locations presents a significant opportunity for us.  We’re delighted to welcome these outstanding restaurants and their wonderful teams into the Ruth’s Hospitality Group family and are committed to continuing their success.  While the third quarter presented several significant transitory challenges, the health of our business remains strong.  We continue to invest in profitable growth while simultaneously complementing our returns through returning capital to our shareholders.  This opportunistic franchise acquisition, the December opening of our final Company-owned restaurant of the year, and our Board’s approval of a new $60 million stock repurchase plan all demonstrate our continued commitment to shareholder returns through effective capital deployment.”

Review of Third Quarter 2017 Operating Results

Total revenues in the third quarter of 2017 were $85.2 million, an increase of 1.7% compared to $83.8 million in the third quarter of 2016.

Company-owned Sales

•

Company-owned comparable restaurant sales decreased 1.6%, which consisted of an average check decrease of 0.1% and a traffic decrease of 1.5%, as measured by entrees.  During the third quarter of 2017, Hurricanes Harvey and Irma directly impacted 15 of our 70 restaurants and resulted in 64 lost operating days.  The impact on Company-owned comparable restaurant sales was approximately 150-200 basis points.

•	Average unit weekly sales were $87.3 thousand in the third quarter of 2017, compared to $89.8 thousand in the third quarter of 2016.
•

70 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2017, compared to 68 Ruth’s Chris Steak House restaurants at the end of the third quarter of 2016.  Total operating weeks for the third quarter of 2017 increased to 910 from 877 in the third quarter of 2016.

Franchise Income

•

Franchise income in the third quarter of 2017 was $4.2 million, an increase of 7.4% compared to $3.9 million in the third quarter of 2016.  The franchise community was also negatively impacted by Hurricanes Harvey, Irma and Maria.  Although the impact on franchise royalties was immaterial to the quarter, our franchisee in Puerto Rico experienced significant storm damage to its restaurants.

•	81 franchisee-owned restaurants were open at the end of the third quarter of 2017 compared to 80 at the end of the third quarter of 2016.

Operating income in the third quarter of 2017 was $3.0 million, compared to $5.6 million in the third quarter of 2016. As a percentage of total revenues, operating margin decreased 320 basis points year-over-year to 3.5%.

•	Food and beverage costs, as a percentage of restaurant sales, increased 175 basis points to 31.9%, primarily due to a 10.9% increase in total beef costs.
•

Restaurant operating expenses, as a percentage of restaurant sales, increased 210 basis points to 53.6%.  The increase was primarily due to storm related inefficiencies and the resulting sales deleveraging, higher year over year healthcare costs driven by the timing of healthcare claims, as well as lapping the impact of the $335 thousand benefit in the third quarter of 2016 related to the settlement of disputed rent charges.

•	General and administrative expenses, as a percentage of total revenues, decreased 40 basis points to 8.3% driven primarily by a decrease in performance-based compensation.
•	Marketing and advertising costs, as a percentage of total revenues, increased 70 basis points, primarily due to a planned shift of marketing spend across the quarters.
•	Pre-opening costs, as a percentage of total revenues, decreased 55 basis points to 0.1% driven by the timing of new restaurant openings.

Development Update

The Company will open its third new Company-owned restaurant of the year in suburban Denver, CO during the fourth quarter of 2017.  Additionally, the Company expects to open a new restaurant in Jersey City, NJ in the second half of 2018.

During the third quarter of 2017, our franchisee opened a restaurant in Chengdu, China marking our second location in mainland China.  Also during the quarter, our franchisee in Puerto Rico closed one of its two existing restaurants.  Our franchise partner recently opened a restaurant in Kauai, HI on October 30th and another will relocate their restaurant in Mississauga, Canada later in the fourth quarter of 2017.  Looking to 2018, a new franchised restaurant is expected to open in Fort Wayne, IN.

Share Repurchase and Debt

During the third quarter of 2017, the Company repurchased approximately 319 thousand shares of common stock under its current share repurchase program, for approximately $6.1 million or an average price of $19.13 per share.

At the end of the third quarter of 2017, the Company had $30 million in debt outstanding under its senior credit facility.

Quarterly Cash Dividend

Subsequent to the end of the third quarter of 2017, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.09 per share.  This dividend will be paid on November 22, 2017 to shareholders of record as of the close of business on November 9, 2017, and represents a 29% increase from the quarterly cash dividend paid in November of 2016.

Subsequent Events

Subsequent to the end of the third quarter of 2017, the Company’s Board of Directors approved a new share repurchase program under which it authorized the Company to repurchase up to $60 million of its common shares outstanding.  The new share repurchase program replaces the Company’s previous $60 million share repurchase program announced in April 2016, which has now been retired.  The Company spent approximately $48.0 million to repurchase approximately 2.8 million shares of its common stock, at an average price of $17.05 per share under its previous share repurchase program.  Share repurchases may be made from time to time in the open market, through negotiated transactions or otherwise (including, without limitation, the use of Rule 10b5-1 plans), depending on share price, market conditions and other factors. The Company intends to continue to conduct any open market share repurchase activities in compliance with the safe harbor provisions of Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of its common shares.

Franchisee Acquisition

On November 2, 2017, the Company entered into an asset purchase agreement to acquire the six franchised Ruth’s Chris Steak House restaurants in Hawaii for approximately $35 million in cash.  The purchase price for the six restaurants is subject to adjustments for certain deposits, credits, inventory and prepaid amounts.  The Company expects the transaction to close by no later than the first quarter of 2018.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is updating its full year 2017 outlook based on a 53 week year ending December 31, 2017, as follows:

•	Food and beverage costs of 29.0% to 31.0% of restaurant sales
•	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
•	Marketing and advertising costs of 2.9% to 3.1% of total revenue
•	General and administrative expenses of $32.0 million to $34.0 million
•	Effective tax rate of 31% to 34%
•	Capital expenditures of $20 million to $23 million
•	Fully diluted shares outstanding of 31.0 million to 31.2 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss third quarter 2017 financial results today at 8:00 AM Eastern Time.  Hosting the call will be Michael P. O’Donnell, Chairman and Chief Executive Officer, Arne G. Haak, Executive Vice President and Chief Financial Officer and Cheryl Henry, President and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 719-325-4888. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 3265832. The replay will be available until November 10, 2017. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, strategy, financial outlook, capital expenditures, the expected timing of the closing of the Hawaii franchisee acquisition and the expected benefits of the Hawaii franchisee acquisition also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Credit Agreement; changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program; the failure or inability of the parties to satisfy the closing conditions for the Hawaii franchisee acquisition; unanticipated transaction costs for the Hawaii franchisee acquisition; unexpected delays in closing the Hawaii franchisee acquisition; and the Company’s inability to successfully integrate the Hawaii franchisee restaurants into its operations. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2016, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 24,	September 25,	September 24,	September 25,
	2017	2016	2017	2016
Revenues:
Restaurant sales	$79,442	$78,760	$273,042	$261,941
Franchise income	4,218	3,928	12,865	12,463
Other operating income	1,507	1,086	4,813	3,914
Total revenues	85,167	83,774	290,720	278,318
Costs and expenses:
Food and beverage costs	25,319	23,723	82,012	78,022
Restaurant operating expenses	42,595	40,549	133,046	127,026
Marketing and advertising	3,197	2,546	9,056	7,134
General and administrative costs	7,096	7,346	23,267	22,068
Depreciation and amortization expenses	3,852	3,435	11,089	9,907
Pre-opening costs	121	574	1,473	1,665
Total costs and expenses	82,180	78,173	259,943	245,822
Operating income	2,987	5,601	30,777	32,496

Other income (expense):
Interest expense, net	(197)	(333)	(521)	(799)
Other	(6)	(92)	33	60

Income from continuing operations before income tax expense	2,784	5,176	30,289	31,757
Income tax expense	1,017	1,668	9,632	10,410
Income from continuing operations	1,767	3,508	20,657	21,347
Income (loss) from discontinued operations, net of income taxes	(71)	75	(101)	(94)
Net income	$1,696	$3,583	$20,556	$21,253
Basic earnings (loss) per common share:
Continuing operations	$0.06	$0.11	$0.68	$0.67
Discontinued operations	—	—	(0.01)	—
Basic earnings per share	$0.06	$0.11	$0.67	$0.67
Diluted earnings (loss) per common share:
Continuing operations	$0.06	$0.11	$0.67	$0.66
Discontinued operations	(0.01)	—	(0.01)	—
Diluted earnings per share	$0.05	$0.11	$0.66	$0.66
Shares used in computing net income (loss) per common share:
Basic	30,348,180	31,305,952	30,490,554	32,023,814
Diluted	30,877,192	31,737,036	31,040,640	32,437,142
Cash dividends declared per common share	$0.09	$0.07	$0.27	$0.21

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per share. This non-GAAP measurement was calculated by excluding certain items and results from discontinued operations and certain discrete income tax items. We exclude the impact of the results from discontinued operations and restaurant closing costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business, and we exclude the impact of rent dispute costs because we do not expect to take similar accruals in the future. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		39 Weeks Ended
	September 24,	September 25,	September 24,	September 25,
	2017	2016	2017	2016
GAAP net income	$1,696	$3,583	$20,556	$21,253
GAAP Income tax expense	1,017	1,668	9,632	10,410
GAAP (Income) loss from discontinued operations	71	(75)	101	94
GAAP Income from continuing operations before income tax expense	2,784	5,176	30,289	31,757
Adjustments:
Restaurant closing costs	-	-	-	148
(Settlement) accrual of prior years' rent dispute costs	-	(335)	-	130
Adjusted net income from continuing operations before income taxes	2,784	4,841	30,289	32,035
Adjusted income tax expense (1)	(1,017)	(1,537)	(9,632)	(10,519)
Impact of excluding certain discrete income tax items	-	-	(247)	-
Non-GAAP net income	$1,767	$3,304	$20,410	$21,516

GAAP diluted earnings per common share	$0.05	$0.11	$0.66	$0.66

Non-GAAP diluted earnings per common share	$0.06	$0.10	$0.66	$0.66

Weighted-average number of common shares outstanding - diluted	30,877,192	31,737,036	31,040,640	32,437,142

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.